Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Spirit of Texas Bancshares, Inc.

Conroe, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-228169) of Spirit of Texas Bancshares, Inc. of our report dated March 15, 2019, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/BDO USA, LLP

Spokane, Washington

March 15, 2019